Exhibit 23.4

November 18, 2025
Meiwu Technology Company Limited
Unit 304-3, No. 19, Wanghai Road Siming District, Xiamen, Fujian People’s Republic of China Consent Letter on Meiwu Technology Company Limited – Form F-1

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsels to Meiwu Technology Company Limited (the “Company”), a company incorporated under the laws of the British Virgin Islands, in connection with the proposed offering of up to 38,000,000 ordinary shares, and the proposed resale of 12,000,000 ordinary shares by Changbin Xia, the Chairman of the Company, as set forth in the Company’s registration statement on Form F-1(the “Registration Statement”).

We hereby consent to the reference to our name in such Registration Statement. We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC filings.

This Consent is rendered solely to you for the filing on Form F-1 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, under the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)

Beijing Dacheng Law Offices, LLP (Fuzhou)

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